Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2015, (except for Note 8, as to which the date is April 20, 2015) with respect to the financial statements of CoLucid Pharmaceuticals, Inc. contained in Amendment No. 5 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 5 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

April 30, 2015